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                                                                    EXHIBIT 99.1

For Immediate Release

                   IMPRESO, INC. SUBSIDIARY AGREES TO ACQUIRE

                                CERTAIN ASSETS OF

                         UNITED COMPUTER SUPPLIES, INC.

               TST/IMPRESO'S PURCHASE OF ASSETS OF BUSINESS FORMS

                  AND SMALL ROLLS COMPANY EXPECTED TO INCREASE

                      ANNUALIZED SALES BY APPROXIMATELY 15%

COPPELL, Texas (March 20, 2002) - Impreso, Inc. (Nasdaq SmallCap Market:
"ZCOM"), which through its subsidiaries is involved in (1) the manufacture and distribution of paper and film hard copy imaging products for commercial and home office applications and (2) the development of eCommerce initiatives, today announced that its wholly-owned subsidiary, TST/Impreso, has entered into an Asset Purchase Agreement to purchase substantially all of the assets of United Computer Supplies, Inc. and its affiliates ("United") for approximately $7.6 million. Completion of the transaction, which closed on the personal property on March 19, 2002, and is expected to close on the real property in approximately 45 days, is subject to certain contingencies and standard conditions to closing.

Headquartered in Itasca, Illinois, United is a leading producer of business forms and small roll products for a wide range of end markets. With annual sales of approximately $30 million, United has developed a reputation for consistent quality, reliable supply and outstanding customer service. United's core product line consists of continuous feed business forms, which are produced in a wide range of sizes and colors, both with and without carbon. In addition, United has expanded and supplemented its product mix through the introduction of small roll products.

TST has purchased United's business forms and small roll inventory, the equipment associated with the production of small rolls, specific business forms equipment, and customer lists, and has agreed to purchase the Itasca plant. We expect United will liquidate all other assets. TST intends to employ approximately half of United's current employees.

"We are delighted to enter into an agreement to acquire a majority of the assets of United. The addition of the Itasca plant will increase TST's number of manufacturing facilities to five, three of which service the densely populated Eastern portion of the United States," stated Marshall Sorokwasz, President and Chief Executive Officer of Impreso, Inc. and TST/Impreso, Inc. "A number of important synergies should result from the acquisition, including the ability to more effectively utilize United's existing manufacturing capacity in the production of small rolls, while allowing TST/Impreso to dedicate more of its production capacity to the manufacture of branded cut sheet and specialty imaging products. We should also realize important distribution efficiencies through freight cost savings and the elimination of all public warehouse facilities that overlap between our two companies."



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"Upon completion of the proposed acquisition, we estimate that Impreso's consolidated annual sales should exceed $120 million in fiscal 2002 and $160 million in fiscal 2003, and TST/Impreso will have significantly increased its share of the business forms and small rolls market," continued Sorokwasz. "We also expect the addition of United to have a positive impact upon Impreso's earnings per share during the twelve months following the completion of the acquisition." In its fiscal year ended August 31, 2001, Impreso, Inc. had net earnings of $.24 per share on net sales of approximately $ 96 million.

ABOUT IMPRESO, INC.

Impreso, Inc. is a holding company for TST/Impreso, Inc. and HotSheet.com, Inc. TST/Impreso, Inc. is a manufacturer and distributor of hard copy imaging products for commercial and home use in domestic and international markets. HotSheet.com, Inc. primarily owns HotSheet.com, a single-page, online Internet directory with categorized links to premier web destinations. The Company's website domains are www.hotsheet.com, www.impreso.com, and www.tstimpreso.com.

Impreso, Inc. is headquartered in Coppell, Texas, and its common stock trades on the Nasdaq Small Cap Market under the symbol "ZCOM".

          This press release may include statements that constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, paper prices and raw material costs, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

                    For further information, please contact:

                 Marshall Sorokwasz at (972) 462-0100 (ext. 103)
                                       Or
                    Tammy Yahiel at (972) 462-0100 (ext. 117)
                              yahiel@tstimpreso.com